Exhibit 99.3

CVR Partners LP

Preliminary Financial Results for the three months ended June 30, 2013

Based on preliminary operating results for the three months ended June 30, 2013, CVR Partners, LP’s (the “Nitrogen Fertilizer Partnership”) net sales are expected to be between $85.0 million and $90.0 million, net income is expected to be between $34.7 million and $36.2 million and Adjusted EBITDA is expected to be approximately $43.5 million to $44.5 million, compared to net sales of $81.4 million, net income of $35.1 million and Adjusted EBITDA of $44.1 million for the three months ended June 30, 2012.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the Nitrogen Fertilizer Partnership for the periods indicated below:

		Three Months Ended
	Three Months Ended	June 30, 2013 (Estimated)
	June 30, 2012 (Actual)	Low	High
	(unaudited)	(unaudited)
	(in millions)	(in millions)

Net income	$35.1	$34.7	$36.2
Add:
Interest expense, net	0.9	1.7	1.6
Income tax expense	0.1	—	—
Depreciation and amortization	5.2	6.3	6.0
EBITDA	41.3	42.7	43.8
Add:
Share-based compensation, non-cash	2.8	0.8	0.7
Adjusted EBITDA	$44.1	$43.5	$44.5

For the three months ended June 30, 2013, average realized plant gate prices for ammonia and UAN were $688 per ton and $331 per ton, respectively, compared to $568 per ton and $329 per ton, respectively, for the same period in 2012.

The Nitrogen Fertilizer Partnership produced 91,300 tons of ammonia during the three months ended June 30, 2013, of which 2,200 net tons were available for sale while the rest was upgraded to 225,200 tons of UAN. During the three months ended June 30, 2012, the plant produced 108,900 tons of ammonia with 34,900 net tons available for sale with the remainder upgraded to 180,000 tons of UAN.

On-stream factors during the three months ended June 30, 2013 were 91.6% for the gasifier, 89.1% for the ammonia synthesis loop, and 86.5% for the UAN conversion facility.  On-stream factors during the quarter were adversely impacted by unscheduled downtime associated with a third-party air separation unit outage and weather related issues.  Excluding the impact of the unscheduled downtime due to these matters, on-stream factors for the three months ended June 30, 2013 would have been 99.6% for the gasifier, 99.1% for the ammonia synthesis loop, and 97.1% for the UAN conversion facility.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Nitrogen Fertilizer Partnership also uses the non-GAAP measures discussed above, and reconciled to our GAAP-based results above. These non-GAAP financial measures should not be considered as an alternative to GAAP results. The adjustments are provided to enhance an overall understanding of the Nitrogen Fertilizer Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA is defined as net income before (i) net interest (income) expense; (ii) income tax expense; and (iii) depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of share-based compensation, non-cash and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The preliminary financial results presented herein have been prepared by, and are the responsibility of, the Nitrogen Fertilizer Partnership’s management. These amounts reflect the current best estimates as of the date of hereof and may be revised as a result of further review of the results and in connection with the review of the Nitrogen Fertilizer Partnership’s condensed consolidated financial statements. During the course of the preparation of the condensed consolidated financial statements and related notes, additional items that would require material adjustments to be made may be identified. Neither the Nitrogen Fertilizer Partnership’s accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these estimated results, nor have they expressed any opinion thereon.